Exhibit 10.dd

AGREEMENT OF SUBLEASE

By and Between

THE BEAR STEARNS COMPANIES LLC

Landlord

and

STIFEL, NICOLAUS & COMPANY, INCORPORATED

Tenant

Dated as of January 30, 2009

The entire 8th Floor

237 Park Avenue

New York, New York

	TABLE OF CONTENTS
1.	Defined Terms	3
2.	Agreement to Lease	3
3.	Term	3
4.	Rent	4
5.	Possession Improvements; Furniture and Equipment; Surrender of Premises; Alterations; and Signage	5
6.	Use of the Premises	7
7.	Overlease; Incorporation by Reference	7
8.	Benefits Under the Overlease, Services of the Landlord	10
9.	Tenant's Compliance with Overlease; Tenant Default; Remedies	10
10.	Landlord's Compliance with Overlease; Limitation on Landlord's Right to Amend or Terminate the Overlease	11
11.	Overlandlord's Consent	11
12.	Indemnification by Tenant and Landlord	11
13.	Notices from Overlandlord	11
14.	Subordination; Quiet Enjoyment	11
15.	Assigning and Subleasing	12
16.	Security Deposit	13
17.	Miscellaneous	15
18.	Effectiveness; Recognition Agreement	17
19.	Tenant's Alterations	17
20.	Tenant's Work; Work Allowance	18
21.	No Personal Liability	18
22.	Supplemental Air Conditioning Units	19
23.	LAN Room and Landlord's Access to the Premises	19
24.	Use of Telecommunications Conduit	19
25.	Commercial Rent and Occupancy Tax	19
26.	Counterparts	19
27.	Hazardous Materials	19
28.	Mutual Waiver	19

EXECUTION COPY

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (this "Sublease") dated as of January , 2009 ("Effective Date") between THE BEAR STEARNS COMPANIES LLC, a Delaware limited liability company (formerly known as The Bear Stearns Companies Inc. and formerly a Delaware corporation) having an office at 383 Madison Avenue, New York, New York 10179 ("Landlord") and STIFEL, NICOLAUS & COMPANY, INCORPORATED, a Missouri Corporation having an office at 501 N. Broadway, St. Louis, Missouri 63102 ("Tenant").

WITNESSETH:

WHEREAS, pursuant to that certain lease dated as of September 20, 2006 (the "Original Lease"), between 237 Park Avenue Owner, L.P. ("Overlandlord"), as landlord and Landlord, as tenant, as amended by that certain First Amendment to Lease dated as of January 29, 2007 (the "First Amendment"), and as further amended by that certain Second Amendment to Lease dated as of July 17, 2007 (the "Second Amendment", said Original Lease, as amended by the First Amendment and the Second Amendment, and as may be further amended, the "Overlease"), Overlandlord has leased to Landlord, and Landlord has leased from Overlandlord, a portion of the rentable area of the 6th, 13th and 21st floors and the entire rentable areas of the 7th, 8th and 12th floors (collectively, the "Overlease Premises") in the office building located at 237 Park Avenue, in the Borough of Manhattan, City, County and State of New York (the "Building");

WHEREAS, the initially named tenant under the Original Lease, The Bear Stearns Companies Inc. was converted from a Delaware corporation to a Delaware limited liability company pursuant to the Certificate of Conversion from a Corporation to a Limited Liability Company pursuant to Section 18-214 of the Limited Liability Company Act filed on July 16, 2008 with the Secretary of State of the State of Delaware (SRV 080788870 - 2069460 File), and is now The Bear Stearns Companies LLC;

WHEREAS, Landlord wishes to sublet to Tenant, and Tenant wishes to hire from Landlord a portion of the Overlease Premises consisting of the entire rentable area of the 8th floor of the Building as is shown on the floor plan attached hereto as Exhibit A (the "Premises"), subject to the terms and conditions hereof;

NOW, THEREFORE, Landlord and Tenant hereby agree as follows:

1.        Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Overlease.

2.        Agreement to Lease. Landlord hereby subleases to Tenant, and Tenant hereby hires from Landlord, the Premises upon and subject to all of the terms, covenants and conditions provided for herein. Landlord and Tenant agree for the purposes of this Sublease that the Premises shall be deemed to contain 58,654 rentable square feet. This area is specified for reference and calculation purposes only, and shall be used for purposes of this Sublease regardless of the actual area of the Premises. Landlord shall not be deemed to have represented the accuracy of the rentable square feet of the Premise.

3.        Term.

3.1     Sublease Commencement Date. The term of this Sublease (the "Term ") shall, subject to the provisions of Section 3.2 below, commence on the date (the "Sublease Commencement Date") that is the earlier to occur of:

(a)    the latest of the dates on which Landlord shall have (i) substantially completed Landlord's Work (as defined below in this Section), (ii) delivered the Premises to Tenant, vacant, free of all occupancies and tenancies (other than Landlord's tenancy under the Overlease) and in broom clean condition and with all low voltage telecommunication lines existing as the date of this Sublease remaining in place and uncut (although Landlord shall have terminated its contractual relationship with the applicable carrier for telecommunication service to the Premises), and (iii) given written notice to Tenant that Overlandlord has given its consent to this Sublease (or Tenant has received same directly from the Overlandlord), or

(b)   the date on which Tenant or anyone claiming by through or under Tenant first occupies all or any portion of the Premises for the performance of Tenant's Work (as such term is hereinafter defined) therein or for any other purpose (other than for Customary Pre-Construction Activities), as defined below in this Section.

The Term shall end at 11:59 pm on May 31, 2020 or such earlier date on which this Sublease may be terminated pursuant to the teens hereof or by law (the "Sublease Expiration Date").

For purposes hereof, the following terms shall have the meanings indicated below:

(1)     "Customary Pre-Construction Activities" shall mean such architectural and engineering activities that are generally performed in preparation for the construction of office space in midtown Manhattan and which do not involve the performance of work which physically alters in any way any portion of the Premises or the Building and which do not affect or interfere with the operation of Building Systems, as hereafter defined. Examples of Customary Pre-Construction Activities are the taking or preparation of measurements, surveys, elevations, sketches and layouts.

(2)     "Landlord's Work" shall mean (i) the removal of Landlord's personal property from the Premises other than the Furniture and Equipment that is to remain in place pursuant to Section 5.1(b), (ii) the removal of telephone switch/system trading turrets and other moveable office equipment such as computers, printers and copy machines, (iii) the disconnection of certain communication infrastructure located in the LAN room identified on Exhibit A (the "LAN Room") and (iv) the installation of a four (4) inch conduit shaft running between the Premises and the telecommunications closet located on the 6th floor (the "Connection Conduit") and connecting with the existing four (4) inch conduit shaft, which runs between such 6th floor telecommunications closet and the Building's point-of-entry in the basement (together with the Connection Conduit, the "Telecommunications Conduit"). Tenant shall reimburse Landlord for the actual, third party costs incurred to install the Connection Conduit within thirty (30) days following delivery of invoice for such costs and reasonable evidence substantiating such costs incurred.

3.2     Landlord's Inability to Deliver Premises. Landlord shall endeavor to cause Landlord's Work to be substantially completed and the Premises delivered to Tenant in the condition required by this Sublease not later than April 1, 2009 (the "Target Commencement Date"). However, Landlord shall not be subject to any liability if Landlord fails to cause the Sublease Commencement Date to occur on or prior to the Target Commencement Date, and with respect to any such failure, Tenant hereby waives the right to rescind this Sublease or to recover any damages that may result from such failure and agrees that the provisions of this Section 3.2  shall constitute an "express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law. Notwithstanding anything herein to the contrary, if the Sublease Commencement Date has not occurred by the Target Commencement Date (other than to the extent due to Force Majeure, as hereafter defined, or due to any act, fault, willful act or negligence of a Tenant Party, as hereafter defined), then (i) for each day that occurs on or after the Target Commencement Date and through the earlier of: (a) April 30, 2009 or (b) the Sublease Commencement Date, there shall be a one (1) day postponement of the Sublease Rent Commencement Date and (ii) for each day that occurs on and after May 1, 2009, until the Sublease Commencement Date actually occurs, there shall be a one and one half (1 1/2) day postponement of the Sublease Rent Commencement Date. The foregoing postponement of the Sublease Commencement Date shall be Tenant's sole remedy for the failure to cause the Sublease Commencement Date to occur by the Target Commencement Date, other than Tenant's rights to terminate the Sublease as provided below in this Section 3.2. Notwithstanding anything in this Sublease to the contrary, if for any reason (other than to the extent due to Force Majeure or due to any act, fault, willful act or negligence of a Tenant Party), Landlord has failed to cause the Sublease Commencement Date to occur by July 1, 2009 ("Outside Commencement Date"), then Tenant, as its sole remedy for such failure to cause the Sublease Commencement Date to occur by the Outside Commencement Date, to be exercised at any time after the occurrence of the Outside Commencement Date, shall have the right to give a notice to Landlord terminating this Sublease ("Tenant's Cancellation Notice") effective as of the date that is ten (10) Business Days (as such term is hereafter defined in this Section) following Landlord's receipt of Tenant's Cancellation Notice (the "Final Date"), in which event this Sublease shall terminate, unless Landlord causes the Sublease Commencement Date to occur on or before the Final Date. If this Sublease is so terminated, neither Landlord nor Tenant shall have any liability to the other, except that (i) Landlord shall return to Tenant the Security Letter (as such term is defined in Section 16.1 hereof) and (ii) the rights and obligations of Landlord and Tenant under Section  17.4  hereof shall survive such termination. This Sublease shall also terminate and come to an end and the terms of the immediately preceding sentence shall apply if, for any reason, the Sublease Commencement Date shall not have occurred by two hundred and seventy (270) days following the Effective Date. "Business Day" shall mean a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or obligated to close. "Force Majeure" shall mean any acts of God, extreme weather conditions, war, terrorist act, riot, fire, casualty, flood, any strike, lock-out or other labor trouble, governmental preemption of priorities or other controls by a governmental authority in connection with a national or other public emergency or any other delay which is beyond Landlord's reasonable control.

4.        Rent.

4.1     Fixed Rent. Tenant shall pay to Landlord a fixed annual rent ("Fixed Rent") for the Premises commencing as of the Sublease Commencement Date, subject to abatement as provided in this Section 4.1, as follows: FOUR MILLION ONE HUNDRED FIVE THOUSAND SEVEN HUNDRED EIGHTY AND 00/100 ($4,105,780.00) DOLLARS per annum (payable in equal monthly installments of $342,148.33 per month). Notwithstanding the foregoing, the Fixed Rent shall be abated for the period commencing on the Sublease Commencement Date and ending on October 31, 2009 ("Sublease Rent Abatement Period") and Fixed Rent shall commence on November 1, 2009 ("Sublease Rent Commencement Date") Notwithstanding anything to the contrary contained herein, if during the Sublease Rent Abatement Period, Tenant shall be in default after applicable notice from Landlord and expiration of any applicable cure period, in each case, as expressly provided in this Sublease, of any of the monetary or material non-monetary terns, conditions or covenants of this Sublease on its part to be performed, Tenant shall not be entitled to any further abatement of Fixed Rent.

4.2     Taxes and Operating Expense Escalations. Throughout the Tem', Tenant shall also pay to Landlord all escalations pursuant to Article 5 of the Overlease with respect to Taxes and Operating Expenses attributable to the Premises; provided, however, that for purposes of this Sublease (a) the Base Tax Rate shall mean the Taxes as finally determined for the fiscal year July 1, 2009 through June 30, 2010, and the Base Tax Year shall mean July 1, 2009, to June 30, 2010, (b) the Base Operational Year shall mean the calendar year 2009, (c) Tenant's Proportionate Tax Share shall mean 4.8110% (which is the percentage obtained by dividing (a) 58,654, which is the agreed upon rentable square feet of the Premises, by (b) 1,219,174, which is the rentable square feet of the Building set forth in the Overlease for determining Landlord's share of Taxes), and (d) Tenant's Proportionate Operating Share shall mean 4.9109% (which is the percentage obtained by dividing (a) 58,654, which is the agreed upon rentable square feet of the Premises, by (b) 1,194,362, which is the rentable square feet of the Building, excluding retail space in the Building, set forth in the Overlease for determining Landlord's share of Operating Expenses).

4.3     Electricity Payments. Landlord represents, and Tenant acknowledges, that the Premises are directly metered for electricity by the applicable utility company supplying such electricity; Tenant shall pay directly such utility company for the use of electricity in the Premises the amounts charged by such utility company as and when due and prior to the date any late charge or other similar fee would be imposed for delinquent payments. During the Term, Tenant shall maintain, repair, and, if necessary, replace the electric meters currently serving the Premises, at Tenant's sole cost and expense, so that such meters remain in good working order. If the Premises ever ceases to be directly metered, then Tenant shall be obligated to pay to Landlord, within thirty (30) days following delivery of an invoice for same, additional rent for the use of electricity in the Premises in an amount equal to 100% of the amount which Landlord is obligated to pay to the utility company supplying electricity to the Premises pursuant Article 16 of the Overlease, or pay to Overlandlord, together with any costs incurred by Landlord or Overlandlord in connection with the maintenance, upgrading or replacement of the electric meters currently serving the Premises.

4.4   Special Charges.

(a)    General Obligation to Pay. Tenant shall pay any charges relating to any special privileges or services provided to Tenant or with respect to the Premises, at Tenant's request including but not limited to, "after hours" heating, ventilating and air conditioning service, "after hours" freight elevator service and extra cleaning services for which Landlord is separately charged by Overlandlord (such charges are referred to herein as "Special Charges"). Tenant shall be responsible for, and shall pay to Landlord any Special Charges due on account of services or other matters requested by or performed on behalf of Tenant or with respect to the Premises pursuant to Section 4.6(b).

(b)   Request for Services. Landlord agrees to deliver promptly to Overlandlord any request for any special services or privileges that Tenant delivers to Landlord. Notwithstanding the foregoing, Landlord will use good faith efforts to arrange for Overlandlord to permit Tenant to request services directly from Overlandlord in accordance with procedures mutually acceptable to Landlord and Tenant which, among other things, will permit Landlord to monitor Tenant's usage of such services and accumulation of charges that Landlord may be responsible for to Overlandlord if Tenant does not make payment to Overlandlord for same.

4.5     Other Additional Rent. Tenant shall, in addition to all other amounts listed above, pay to Landlord any and all sums of money which actually are or may become actually payable by Landlord to Overlandlord under the Overlease caused by the actions or omissions of Tenant or any of Tenant's agents, employees, affiliates, contractors, invitees, subtenants, assignees, or anyone claiming by, through or under Tenant (each, including, Tenant, a "Tenant Party") and any and all charges of Overlandlord under the Overlease to the extent directly caused by Tenant's failure to perform its obligations under this Sublease.

4.6   Rent Payments.

(a)    Fixed Rent. Commencing as of the Sublease Commencement Date, subject to abatement as provided in Section 3.2 and Section 4.1, Tenant shall pay to Landlord monthly installments of Fixed Rent without notice, demand, deduction, offset or abatement in lawful money of the United States, in the monthly installment amounts indicated in Section 4.1, in immediately available funds. Tenant shall pay to Landlord each full monthly installment of Fixed Rent in advance on or before the first day of each and every successive calendar month during the Term provided, however, the first monthly installment of Fixed Rent shall be payable on the Sublease Rent Commencement Date. If the Sublease Rent Commencement Date is not the first day of a calendar month, the first monthly installment of Fixed Rent shall be prorated based upon the number of days during the month from and after the Sublease Rent Commencement Date until and including the last day of the calendar month in which the Sublease Rent Commencement Date occurs. In addition, the monthly installment of Fixed Rent due for any partial month at the end of the Taint shall be prorated based upon the number of days remaining in the month from and after the last day of the Term.

(b)    Additional Rent; Disputes. Except to the extent expressly provided to the contrary in this Sublease, all foul's of additional rent shall be payable by Tenant not later than thirty (30) days after receipt of written demand therefor from Landlord, provided that if the additional rent payments results from a service provided at Tenant's request and under the Overlease payments are due in fewer than thirty (30) days, then Tenant shall pay the amount prior to the later of (i) five (5) days prior to the date such amounts are due from Landlord to Overlandlord under the Overlease and (ii) ten (10) days notice to Tenant of the amount due. Landlord shall provide copies of all statements received from Overlandlord relating to additional rent promptly following Landlord's receipt from Overlandlord; provided, however, that any failure by Landlord to promptly deliver such statements shall not relieve Tenant from its liability to pay for any amounts relating thereto. Landlord may redact from the statements to be delivered to Tenant under this Section, any financial or other information not relevant to calculating amounts due from Tenant under this Sublease. If Landlord is successful in obtaining any refund of additional rent relating to the Premises, then if and to the extent that Tenant paid all or a portion of such additional rent to which such refund directly relates ("Tenant's Additional Rent Payment"), and provided that Tenant is not in default hereunder beyond any cure period expressly provided in this Sublease, Landlord shall pay to Tenant the portion of the net refund after deducting from such total refund the costs and expenses including, but not limited to, appraisal, accounting and legal fees of obtaining the same which is fairly allocable to the Tenant's Additional Rent Payment to which such refund is directly related. Tenant shall not have the right without Landlord's written consent (which Landlord may grant or withhold in its reasonable discretion) to lodge any dispute with Overlandlord in its own name or in the name of Landlord with respect to such amounts of additional rent provided, however, if the amount of additional rent in dispute is allocable only to the Premises and no other portion of the Overlease Premises or is with regard only to Tenant's request for services from the Overlandlord then, at Landlord's option, either (a) Landlord shall lodge such dispute with Overlandlord on Tenant's behalf, in which case Landlord shall use commercially reasonable efforts to pursue such matter to resolution and shall not settle same without the consent of Tenant, such consent not to be unreasonably withheld or (b) Landlord shall permit Tenant to pursue such dispute directly with Overlandlord in Tenant's own name and Tenant shall be subrogated to the rights of Landlord under the Overlease as necessary for that purpose and only to the extent such rights are applicable to the Premises. In no circumstance shall Tenant be permitted or authorized to commence or pursue a legal proceeding in the name of Landlord, its successors or assigns.

(c)    Place of Payment. Except as otherwise expressly provided under this Sublease, Fixed Rent and all forms of additional rent (collectively, "Rent") shall be payable by Tenant to Landlord at the following address:

Regular Delivery The Bear Stearns Company LLC P.O. Box 714982 Columbus, Ohio 43271-4982	Overnight/Express Delivery The Bear Stearns Company LLC Columbus, Ohio 43271-4982 Department 4982 370 Cleveland Avenue Westerville, OH 43081

or to such other persons or at such other places as Landlord may designate in writing. If Tenant is delinquent in the payment of Rent more than two (2) times in any calendar year, then Landlord may elect to have Tenant make all payments of Rent or Fixed Rent by wire transfer by notice to Tenant, which notice must be given at least twenty (20) days prior to when the first payment by wire is to be made, such notice to contain applicable wiring instructions. At any time following such election by Landlord, Landlord may elect to have Tenant make all payments of Rent or Fixed Rent by check rather than wire transfer, as provided herein.

5.        Possession; Improvements; Furniture and Equipment; Surrender of Premises; Alterations; and Signage.

5.1     Delivery of Possession. Landlord shall have no obligation to prepare the Premises for Tenant's occupancy other than to complete Landlord's Work.

(a)    Condition of Premises and Improvements. Tenant acknowledges that it has inspected the Premises and improvements contained in the Premises (the "Improvements") and Tenant agrees to accept the Premises in its "AS IS" condition as of the date hereof, normal wear and tear excepted and subject to the completion of Landlord's Work. Without limiting the foregoing, Landlord makes no representation or warranty as to the physical condition, fitness for any use or merchantability of the Premises or the Improvements provided, however, this disclaimer shall not nullify any representation made by Landlord expressly in this Sublease. Landlord shall cause Overlandlord to have all Building Systems serving the Premises to be in working order as of the Sublease Commencement Date. The term, "Building Systems" shall mean all mechanical; electrical; plumbing; heating, ventilation and air-conditioning; and fire and life safety systems that are operated and maintained by Overlandlord for the operation of the Building.

(b)    Furniture and Equipment.

(i)      In consideration of the obligations of Tenant under this Sublease, Landlord leases to Tenant (1) the items of furniture and furnishings described and/or identified on Exhibit B annexed hereto and (2) the LAN Room Equipment (as defined below) (collectively, the "Furniture and Equipment") for so long as the Sublease is in effect. Tenant agrees to accept the Furniture and Equipment on the Sublease Commencement Date "as is, where is, with all faults", and without representation or warranty of any kind, nature or description relative to the same, including representations concerning merchantability, fitness or fitness for a particular purpose, all of which are hereby expressly disclaimed by Landlord and waived by Tenant. During the Term, Tenant shall (x) insure the Furniture and Equipment against loss or damage by fire or other casualty (and all of the provisions of this Sublease applicable to insurance required to be carried by Tenant shall be applicable thereto) and (y) maintain the Furniture and Equipment in at least as good a condition and working order as when delivered to Tenant, subject to reasonable wear and tear and damage by fire or other casualty. Upon request by Landlord no more than one (1) time during any calendar year, Tenant shall deliver to Landlord within five (5) Business Days of such request, evidence that Tenant is maintaining the insurance coverage with regard to the Furniture and Equipment as required pursuant to this Section. Upon the expiration of the Tem', and provided Tenant is not in default under this Sublease, or at Landlord's option following a termination of this Sublease, Landlord shall be deemed to have transferred, conveyed and delivered to Tenant all of the Furniture and Equipment then in the Premises in then "as is, where is condition, with all faults", and without representation or warranty of any kind, nature or description relative to the same, including representations concerning merchantability, fitness or fitness for a particular purpose (and Tenant shall be obligated to remove from the Premises all such Furniture and Equipment pursuant to Section 5.2). Landlord and Tenant hereby agree that little or no value will be attributable to the Furniture and Equipment at the time of the transfer of the Furniture and Equipment to Tenant and that no part of the Fixed Rent payable by Tenant hereunder will be attributable to the transfer of the Furniture and Equipment by Landlord to Tenant upon the expiration of the Tenn. Notwithstanding the foregoing, if sales tax is due to the City or State of New York in connection with the transfer of the Furniture and Equipment to Tenant pursuant to this Sublease ( "Sales Tax"), Tenant hereby agrees to pay as and when due such amounts and Tenant further agrees to save, defend, indemnify and hold Landlord harmless from any obligation for any Sales Tax which may now or hereafter be imposed upon Landlord or Tenant in connection with such transfer of the Furniture and Equipment, including interest and penalties thereon, and any loss, liability, cost or expense that Landlord may incur by reason of Tenant's failure to pay the Sales Tax in a timely manner. The provisions of the preceding sentence shall survive the expiration or earlier termination of this Sublease. Landlord covenants that immediately prior to the transfer of the Furniture and Equipment to Tenant, Landlord shall own the Furniture and Equipment free of any liens or encumbrances of any kind, subject to Tenant's rights set forth in this Section.

(ii)     As used herein, "LAN Room Equipment" shall mean the two (2) supplemental heating, ventilation and air-conditioning units and the uninterrupted power supply unit currently located in the LAN Room.

(iii)    Notwithstanding Section 5.1(b)(i), if this Sublease is terminated as a result of a default by Tenant, then Landlord shall retain ownership of the Furniture and Equipment (unless Landlord elects to have transferred the Furniture and Equipment to Tenant as provided in Section 5.1(b)(i)) and Tenant shall surrender the Furniture and Equipment to Landlord in at least as good a condition and working order as when delivered to Tenant, subject to reasonable wear and tear and damage by fire or other casualty.

(iv) Notwithstanding anything herein to the contrary, if, in Tenant's discretion, any Furniture and Equipment is beyond its useful life, needs to be replaced, or is no longer necessary in the Premises, then Tenant may discard, sell, or dispose of such Furniture and Equipment and Landlord shall not receive any compensation for such Furniture and Equipment removed from the Premises provided, however, from the Sublease Commencement Date until February 28, 2013, Tenant shall replace such removed Furniture and Equipment as necessary to maintain the Premises in a furnished condition reasonably necessary for Tenant's business operation in Tenant's reasonable opinion, with furniture and equipment of a quality at least as high as the Furniture and Equipment delivered by Landlord to Tenant, subject to reasonable wear and tear.

5.2     Surrender of Premises. Tenant shall at Tenant's sole expense and no later than the expiration or earlier termination of this Sublease and subject to all of the terms of this Sublease and the Overlease, vacate and surrender the Premises to Landlord in the condition that Landlord is required to surrender the Premises to Overlandlord pursuant to Section 14.01, 14.02, 14.03, 14.04 and 14.05(a), (b) and (g), and Section 24.01 of the Overlease upon the expiration or earlier termination of the Overlease. As part of Tenant's obligations under this Section, Tenant shall (a) remove from the Premises all Furniture and Equipment, unless title to same has been retained by Landlord pursuant to Section 5.1(b)(iii) and (b) remove Tenant's Changes including, without limitation, Tenant's Work (as defined in Section 20) if, and to the extent, required by this Sublease. In addition, Tenant shall repair any damage to the Premises caused by Tenant's removal of the Furniture and Equipment or Tenant's Changes. In no event shall Tenant be required to perform any Restoration Work required to be performed under the Overlease by Landlord as tenant under the Overlease as of the Sublease Commencement Date (as if such were the Expiration Date under the Overlease) or to remove any improvements existing in the Premises as of the Sublease Commencement Date. Notwithstanding any contrary provision in the Overlease or Sublease (a) Tenant's surrender obligation is limited to the agreement that Tenant shall return the Premises to Landlord in substantially the same condition as originally received by Tenant, approved alterations, ordinary wear and tear and casualty excepted and (b) Tenant shall not have any obligation to remove those Tenant Changes installed by Tenant for which Landlord has failed to indicate that it is requiring such removal at the time Landlord approves such Tenant Changes but as to clause (b), only if at the time Tenant requests Landlord's consent to such proposed Tenant Changes, Tenant indicates in a notice to Landlord in bold upper case letters on the first page: "SUBTENANT IS REQUESTING A DETERMINATION AS TO WHETHER SUBLANDLORD WILL BE REQUIRING THE REMOVAL OF CERTAIN SUBTENANT ALTERATIONS AT THE END OF THE SUBLEASE TERM, AND IF SUBLANDLORD FAILS TO INDICATE THAT SUCH REMOVAL IS REQUIRED, THEN IT SHALL BE DEEMED THAT SUBLANDLORD HAS IRREVOCABLY ELECTED THAT SUCH REMOVAL SHALL NOT BE REQUIRED."

5.3     Holdover by Tenant. If the Premises shall not be surrendered upon the expiration or earlier termination of the Term of this Sublease in the condition required by Section 5.2 hereof, Tenant shall be deemed to be occupying the Premises as a subtenant from month-to-month, at a monthly rental equal to one hundred and fifty percent (150%) of the aggregate Fixed Rent and additional rent payable during the last month of the Term, subject to all the other conditions, provisions and obligations of this Sublease insofar as the same are applicable to a month-to-month tenancy. In addition, Tenant shall indemnify and hold harmless Landlord for, from and against any and all liabilities, losses, obligations, damages (direct, indirect, consequential or otherwise), penalties, claims, costs and expenses (including, without limitation, reasonable attorneys' fees and other charges) which are paid, suffered or incurred by Landlord as a result of the failure of, or the delay by, Tenant in so surrendering the Premises including, without limitation, all sums payable by Landlord to Overlandlord, or other liabilities of Landlord to Overlandlord, pursuant to Section 24.02 of the Overlease or otherwise (whether allocable to the Premises or any other portions of the premises demised to Landlord under the Overlease) resulting from such delay. Tenant acknowledges and understands that if Tenant holds over in all or a portion of the Premises past the expiration or termination of this Sublease, Landlord may incur holdover rent damages as to the entire Overlease Premises as a result thereof, and that Tenant will be liable to Landlord for all such damages, liabilities, costs and expenses payable to Overlandlord or otherwise directly due to Tenant's holding over in the Premises. Notwithstanding anything to the contrary contained in this Sublease, the acceptance of any rent paid by Tenant to this Section 5.3 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the preceding provisions of this Section shall be deemed to be an "agreement expressly providing otherwise" within the meaning of Section 232-c of the Real Property Law of the State of New York.

5.4     Alterations. In addition to the incorporation by reference of Section 13 of the Overlease with regard to Tenant's Changes (as defined therein), Tenant shall reimburse Overlandlord for all costs payable by Landlord under the Overlease with regard to reviewing any proposed Tenant's Changes and all other reasonable out-of-pocket costs Landlord may incur in connection with reviewing proposed Tenant's Changes including, without limitation, engineer's, architects, attorney's and other consultants' fees and costs. However, Landlord shall not charge Tenant a fee for any in-house review of Tenant plans and specifications with regard to Tenant's Changes or for in-house supervision of construction of Tenant's Changes.

5.5     Signage. Tenant shall be permitted to install a sign setting forth Tenant's name and logo on each entry door to the Premises subject to (a) compliance with Section 19.10(b) of the Overlease and to the prior written approval of Overlandlord (if required under the Overlease), and (b) the prior written approval of Landlord to the method of affixing such sign, such approval of Landlord not to be unreasonably withheld or delayed.

6.        Use of the Premises. The Premises may be used only for the purposes permitted under Article 2 of the Overlease other than the use described in clause (iii) of Section 2.01(b) of the Overlease, and for no other purpose.

7.        Overlease; Incorporation by Reference.

7.1     Provisions Incorporated in Sublease. This Sublease is and shall be at all times subject and subordinate to the Overlease (excluding redacted provisions and the First Amendment and the Second Amendment). Except as otherwise expressly provided herein or to the extent the terms and conditions of the Overlease are inconsistent herewith or are otherwise inapplicable to the Premises, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises upon all of the same terms and conditions of the Overlease applicable to the Premises (excluding redacted provisions), which Overlease provisions are hereby incorporated herein by this reference as if Landlord were "Landlord" thereunder, Tenant were "Tenant" thereunder, the Premises were the "Demised Premises" thereunder, Fixed Rent were "fixed rent" thereunder, all other payments of Rent were "additional rent" thereunder, and this Sublease were the "Lease" thereunder. A true, correct and complete copy of the Overlease (except for certain financial and other information deemed to be confidential or not relevant to the Premises that has been redacted) is attached as Exhibit D.

7.2     Incorporation and Modification of the Provisions of the Overlease. Notwithstanding the provisions of Section 7.1 above, the following provisions of the Original Lease shall not be incorporated into the Sublease (other than as necessary as a reference to understand the application of terms of the Overlease that are incorporated into this Sublease):

Article/Section of Overlease	Topic or Caption

1.02, 1.03, 1.04(a) and 1.08	Rent and Rent Commencement Date
2.01(b)(iii) and 2.06	Certain Permitted Uses
4	Preparation of Demised Premises
6	Generator
7	Subordination; Notice to Lessors and Mortgagees
8	Quiet Enjoyment
9.01, 9.02(b), 9.07, 9.15	Certain Assigning and Subletting Provisions
9.17 - 9.20
10.04(a) and (b)	Installation by Tenant of Class E System
11.09	Insurance for Generator
14.05(c), (d), (e) and (f)	Provisions Regarding Specialty Alterations
18.01	Hoist
19.10(c) and 19.12	Signage and Access to Certain Areas
21.02	Landlord Indemnity
22	Destruction or Damage
23	Eminent Domain
24.02	Holdover
31	Broker
32	Notices
39	Renewal Right
40	Right of First Offer
41	Roof Equipment
42	Redacted
Exhibit B	Floor Plan

In addition, the First Amendment and the Second Amendment shall be deleted in their entirety. For avoidance of doubt, as between Landlord and Tenant, Tenant shall have none of the rights granted to Landlord as tenant under Overlease that are provided exclusively in one or more of any of the deleted provisions of the Overlease such as by way of example and not limitation, the "renewal rights" and "rights of first offer" granted to the tenant under the Overlease pursuant to Section 39 and 40 of the Overlease, respectively.

Notwithstanding anything in this Sublease to the contrary, the following provisions of the Overlease shall be incorporated into the Sublease with the modifications indicated below:

Article/Section of Overlease	Modification
2.05(d)

Tenant may use the Premises as a (i) general, administrative or executive offices and/or (ii) operation of an investment firm and/or financial services film including, without limitation, the operation of a stock brokerage office provided however, Tenant's business at the Premises shall not primarily and regularly consist of off-the-street, in-person retail sales to the general public.

5	As modified by Section 4.2 of this Sublease.
9.10	As modified by Section 15 of this Sublease.
9.11(b)	As modified by Section 15.7 of this Sublease.
9.15	As is deleted or modified in Overlandlord's consent to the Sublease.
11 and 13.02	Reference to Landlord shall be deemed to include the JPMorgan Chase & Co.
13.01

The amount of $150,000 referenced twice in the third to last sentence of Section 13.01(f) (such sentence begins with the word "Notwithstanding" on the second to last line of page 52) shall be replaced with the amount of $50,000. In addition, the term "decorative changes" shall be amended so that if the aggregate cost of an alteration exceeds $50,000, then such alteration shall be deemed not to be a "decorative change."

15.04	As modified by Section 8.3 of this Sublease.
19.11	As modified by Section 24 of this Sublease.
21.02

The definition of "Landlord Parties" shall be deemed to include JPMorgan Chase & Co and its direct and indirect members, shareholders, partners, principals, employees, directors, officers, affiliates, agents, and representatives.

16.01

References to eight (8) watts shall be replaced by references to six (6) watts and shall apply to the connected load, inclusive of lighting but exclusive of heating, ventilation and air conditioning systems. Landlord agrees not to redirect, during the Term, any electricity supply capacity from the Premises to any other portion of the Overlease Premises.

16.03	The parenthetical comment shall be deleted.
17.03

Supplemental Assignment/Sublease - The amount of condenser water to be made available for Tenant's Supplemental Air Conditional System, if any, shall be limited as provided in Section 22 of this Sublease.

30.01	The email address for notices to Tenant for the purpose of Section 30.01 as incorporated by reference into this Sublease are as follows: zemlyakj@stifel.com; fierstp@stifel.com; and dolanr@stifel.com.

7.3     Conflicts. In the event of any conflict or inconsistency between the provisions of the Overlease and this Sublease, this Sublease shall govern and control except to the extent such interpretation would result or penult a default under the Overlease.

7.4     No Representations. Except as expressly provided in this Sublease (excluding Section 7.2), any covenants, representations and other undertakings of Overlandlord under the Overlease shall not be deemed to be made by, or otherwise constitute obligations of, Landlord under this Sublease.

7.5     Limitation of Landlord Obligations and Liability under the Overlease.

(a)    Notwithstanding anything to the contrary contained in this Sublease or the Overlease (as incorporated into this Sublease), Tenant expressly agrees that Landlord shall not be obligated to perform, and shall not be liable or responsible for the performance by or failure of performance of Overlandlord, of any of the obligations of Overlandlord under the Overlease and Tenant shall have no claim against Landlord for any default of the Overlandlord. Landlord shall use commercially reasonable efforts to cause Overlandlord to perform its obligations under the Overlease as they relate to the Premises and Tenant's use and occupancy of the Premises, provided such commercially reasonable efforts shall not require Landlord to incur any out-of-pocket expenses to cause Overlandlord to perform its obligations under the Overlease unless Tenant agrees in writing to pay, and does pay, such expenses as and when incurred. In no event shall Landlord be obligated to commence a legal proceeding against Overlandlord in order to cause Overlandlord to perform its obligations under the Overlease.

(b)    Landlord shall not incur any liability whatsoever to Tenant for any injury, inconvenience, incidental or consequential damages incurred or suffered by Tenant as a result of the exercise by Overlandlord of any of the rights reserved to Overlandlord under the Overlease, nor shall such exercise constitute a constructive eviction or a default by Landlord hereunder provided, however, the foregoing waiver of liability shall not apply to the exercise of remedies by Overlandlord as a result of Landlord's default under the Overlease in violation of Section 10 of this Sublease, which default by Landlord is not caused by the default, acts, fault, willful act or negligence of a Tenant Party. Tenant's obligations to pay Fixed Rent, additional rent and any other charges due under this Sublease shall not be reduced or abated in the event that Overlandlord fails to provide any service, to perform any maintenance or repairs, or to perform any other obligation of Overlandlord under the Overlease, except if and only to the extent expressly provided in Section 7.6.

7.6     Rent Abatement under Overlease. To the extent Landlord is entitled to any abatement under the Overlease for interruption of any service affecting the Premises during the Term or otherwise under the Overlease including, without limitation, pursuant to Section 18.05 of the Overlease, Tenant shall be entitled to the same abatement of rent on its behalf, but only to the extent that (i) such abatement is actually received by Landlord, (ii) such abatement relates to the Premises or a portion thereof and (iii) Tenant is not in default hereunder beyond any applicable cure period expressly provided for in this Sublease.

7.7     Casualty and Condemnation.

(a)    All rights of termination, if any, of Landlord (as tenant under the Overlease) that are set forth in Articles 22 and 23 of the Overlease are exclusively reserved to Landlord, to be exercised or waived in Landlord's sole discretion and Tenant shall have no right to terminate this Sublease pursuant to the provisions of Articles 22 or 23. In the event of any damage, destruction, casualty, condemnation or threat of condemnation affecting the Premises, Fixed Rent payable hereunder shall be abated only if and in the same proportion that fixed rent is abated under the Overlease with respect to the Premises. The provisions of this Section 7.7 shall be considered an express agreement governing any case of damage or destruction of the Premises by fire or their casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of any express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

(b)    Notwithstanding the foregoing or anything herein to the contrary, if (i) the Building is damaged by casualty or condemnation and Tenant cannot access or use the Premises; or (ii) the Premises is damaged by casualty or condemnation such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such casualty or condemnation, and (1) if the damage caused thereby cannot be repaired within six (6) months after the occurrence of such casualty or condemnation as estimated by an independent construction contractor selected by Landlord, and subject to the approval of Tenant, not to be unreasonably withheld, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days following the determination by such construction contractor of the time to repair, time being of the essence, or (2) if the damage caused thereby is not repaired within six (6) months days after the occurrence of such casualty or condemnation then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days following the end of such six (6) month period, time being of the essence, unless prior to such termination, such repairs have been completed. In the event of any casualty or condemnation during the last twenty four (24) months of the Term of this Sublease, the foregoing sentence shall apply to allow Tenant to terminate this Sublease except that the 6-month period wherever used in such sentence shall be reduced to three (3) months.

8.        Benefits under the Overlease, Services of Overlandlord.

8.1     In General. Landlord hereby grants to Tenant the right to receive all of the services and benefits with respect to the Premises which are to be provided under the Overlease. Notwithstanding anything provided herein or the Overlease to the contrary, Tenant acknowledges and agrees that Landlord shall not be obligated to furnish any services or utilities of any nature whatsoever or be responsible for the performance of any of Overlandlord's obligations under the Overlease, and shall not be liable in damages or otherwise for any negligence of Overlandlord or for any damage or injury suffered by Tenant as a result of any act or failure to act by Overlandlord, or any default by Overlandlord in the performance of its obligations under the Overlease. Except as provided Section 7.5(a) with regard to out-of-pocket expenses incurred by Landlord to cause Overlandlord to perform its obligations under the Overlease for which Tenant agrees to reimburse Landlord as and when incurred, Landlord shall have no obligation to expend any money for the preservation of or to render any services to the Premises or to expend any money for the repair of or perform any obligation for Tenant in, to or with respect to the Premises of any nature whatsoever. Subject to the following provisions of this Section 8, Tenant agrees to look solely to Overlandlord for the furnishing of any services or the performance of any obligation to which Landlord may be entitled as tenant under the Overlease.

8.2     Landlord's Enforcement of Overlandlord's Obligations. If Overlandlord shall default under its obligations with respect to the Premises (any such failure, an "Overlandlord Default"), then Landlord shall, after receipt of Tenant's written request specifying the nature of the Overlandlord Default, make demand upon Overlandlord to remedy such Overlandlord Default and shall use other commercially reasonable efforts, as determined by Landlord in its sole but reasonable discretion, to cause Overlandlord to perform its obligations under the Overlease, provided such commercially reasonable efforts shall not require Landlord to incur any out-of-pocket expenses to cause Overlandlord to perform its obligations under the Overlease unless Tenant agrees in writing to pay, and does pay, such expenses as and when incurred. In no event shall Landlord be obligated to commence a legal proceeding against Overlandlord in order to cause Overlandlord to perform its obligations under the Overlease.

8.3     Self Help Rights. If (i) Overlandlord fails to make repairs or perform its maintenance obligations with regard to the Premises in accordance with the Overlease then, upon written request of Tenant, Landlord shall provide to Overlandlord the notices referenced in Section 15.04 of the Overlease and (ii) the other conditions necessary for Landlord to exercise the Self Help Right with regard to the Premises pursuant to Section 15.04 of the Overlease are met including, without limitation, the expiration of the applicable time period provided to Overlandlord to discharge its obligations as set forth in Section 15.04 of the Overlease ("Overlandlord's Cure Period"), then Tenant shall have the right to exercise such Self Help Right provided (a) Tenant is not then in default under this Sublease, beyond notice and applicable cure periods, (b) Tenant shall have provided written notification to Landlord that Overlandlord's Cure Period has expired and Overlandlord's failure to make repairs or perform its maintenance obligations with regard to the Premises continues uncured, (c) Landlord has not notified Tenant within two (2) Business Days following delivery of the notice described in the foregoing clause (b) that Landlord elects to exercise the Self Help Right or thereafter Landlord fails to diligently prosecute the applicable repair or maintenance to completion, (d) Tenant's exercise of the Self Help Right shall be performed entirely within the Premises and shall not affect any portion of the Overlease Premises outside of the Premises, (e) Tenant's exercise of the Self Help Right would not reasonably be expected to interfere with Landlord's use or occupancy of, or rights to exercise the Self Help Right with respect to, any portion of the Overlease Premises outside of the Premises, and (f) Tenant shall notify Landlord prior to exercising the Self Help Right of its intention to do so. Notwithstanding the foregoing, Tenant shall cease immediately exercising such Self Help Right upon notice that Overlandlord has declared such exercise a default under Overlease.

9.        Tenant's Compliance with Overlease; Tenant Default; Remedies.

9.1     Tenant shall not do or permit to be done anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Overlease. With respect to any of Tenant's non-monetary obligations to be performed under this Sublease, when the Overlease grants Landlord a specific number of days to perform such non-monetary obligations, Tenant shall have either (i) five (5) fewer Business Days to perform if such specific number of days within which Tenant is to perform is thirty (30) or more days or (ii) two (2) fewer Business Days to perform in all other circumstances.

9.2     The occurrence of any of the following shall constitute a material breach of this Sublease and a default by Tenant: (a) failure to pay regularly scheduled installments of Rent within five (5) Business Days after same is due provided that the first two (2) instances of Tenant's failure to pay such regularly scheduled installments of Rent in any calendar year shall not be deemed a default by Tenant unless same remain unpaid for more than five (5) Business Days after written notice from Landlord that such payment is past due, (b) failure to pay any other item of Rent not described in the foregoing clause (a) within five (5) Business Days after written notice from Landlord that such payment is past due; (c) all those items of default set forth in the Overlease which remain uncured after the cure period provided in the Overlease, less either (i) five (5) days if the cure period under the Overlease is thirty (30) or more days, (ii) less two (2) days if the cure period under the Overlease is more than ten (10) days but less than thirty (30) days, or less one (1) day in all other circumstances; and (d) Tenant's failure to perform any other covenants of this Sublease not described in clauses (a), (b), or (c) of this Section 9.2 within thirty (30) days following Landlord's notice to Tenant specifying the nature of such default or in the event Tenant shall reasonably require in excess of thirty (30) days to cure said default, Tenant shall fail to commence said cure within said thirty (30) day period, or thereafter fail to diligently prosecute the same to completion.

9.3     Landlord shall have the remedies set forth in the Overlease as if Landlord is Overlandlord. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law. Tenant hereby expressly waives any and all rights of redemption to which it may be entitled by or under any present or future laws in the event Landlord shall obtain a judgment for possession of the Premises.

9.4   If Tenant shall at any time during the Term fail to perform any of the obligations, conditions or covenants of this Sublease or the Overlease within any applicable cure period, Landlord shall have the right following written notice, but not the obligation, to immediately perform any such obligation, condition or covenant in order to protect Landlord's leasehold interest. Tenant shall reimburse Landlord for all actual costs and expenses incurred by Landlord as a result of such performance, and any sum not paid within ten (10) days after Tenant receives written demand for reimbursement shall bear interest at the Default Rate from the expiration of such ten (10) day period to the date of reimbursement by Tenant.

10.     Landlord's Compliance with Overlease; Limitation on Landlord's Right to Amend or Terminate the Overlease. So long as this Sublease is in effect, and Tenant is not in monetary or material non-monetary default under this Sublease beyond any cure period expressly provided in this Sublease, Landlord (a) shall comply with all of its obligations under the Overlease, the failure of which would reasonably be likely to result in Overlandlord bringing an action to terminate the Overlease, (b) shall not, without the prior written consent of Tenant, amend the Overlease in a manner that would have a materially adverse effect on Tenant's rights or obligations under this Sublease or Tenant's use of the Premises, and (c) shall not terminate or cancel the Overlease with respect to the Premises or voluntarily surrender the Premises or take any other action that would otherwise cause or permit Overlandlord to terminate or cancel the Overlease with respect to the Premises unless Overlandlord either has agreed or will agree to recognize Tenant's rights under this Sublease from and after the date of such surrender or termination of the Overlease, other than as a result of the exercise of rights under Article 22 as a result of a fire or other cause, under Article 23 as a result of a taking, or under Article 9 with regard to a proposed assignment or sublease.

11.     Overlandlord's Consent. Tenant agrees that in any case where any event, transaction, action or omission requires the consent or approval of Overlandlord under the Overlease, it shall be a condition precedent to such event, transaction, action or omission that the prior consent or approval of Overlandlord shall be obtained. If Landlord is obligated to be reasonable with respect to any approval or consent required under the terms of this Sublease, in addition to and without limitation of any reasons set forth in the Overlease for which Landlord may withhold consent, Landlord shall not be deemed to be unreasonable in withholding such consent if Overlandlord withholds its consent thereto and Landlord shall have no liability to Tenant for any loss, damage or injury in the event that Overlandlord withholds its consent. Tenant agrees that Landlord shall not have any duty or responsibility with respect to obtaining the consent or approval of Overlandlord when the same is required or desired by Tenant, other than (a) to transmit to Overlandlord, Tenant's request for such consent or approval, (b) to cooperate with Tenant to obtain such approval or consent, provided that such cooperation does not require Landlord to pay any sum or incur any out-of-pocket expense (unless Tenant agrees to pay (and, in fact, pays) such sum or expense on behalf of Landlord) or to undertake any material performance obligation and (c) in the event of an Overlandlord Default in connection therewith, the enforcement of Landlord's rights under the Overlease as provided in Section 8 hereof.

12.     Indemnification by Tenant and Landlord.

12.1 Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, suits, judgments, losses, costs, obligations, damages, expenses, and liabilities including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Claims") in any way arising out of or connected with (a) any breach, default or failure to perform on the part of a Tenant Party under this Sublease, (b) any act or omission of a Tenant Party which constitutes a default under the Overlease, (c) any negligence or willful misconduct of a Tenant Party, (d) the use or occupancy of the Premises by a Tenant Party, (e) any holdover by a Tenant Party beyond the expiration of the Tenn, as more particularly set forth in Section 5.3  hereof, (f) any actions taken by Landlord pursuant to Section 4.6(b) or Section 8.2 following Tenant's request of Landlord to take action pursuant to either of such sections, (g) any actions taken by Tenant pursuant to Section 4.6(b) or Section 8.2, and (h) any actions taken by Tenant pursuant to Section 8.3. The provisions of this Section 12 shall survive the expiration or earlier termination of this Sublease.

12.2   Landlord shall indemnify, defend and hold Tenant harmless from and against any and all Claims in any way arising out of or connected with (a) any breach, default or failure to perform on the part of Landlord under this Sublease, (b) any act or omission of Landlord which constitutes a default under the Overlease except to the extent attributable to the act, fault, willful act or negligence of a Tenant Party or a default by Tenant under this Sublease, and (c) any negligence or willful misconduct of Landlord.

13.     Notices from Overlandlord. Tenant shall furnish Landlord with copies of all notices which Tenant shall receive from Overlandlord promptly after receipt from Overlandlord, and Landlord shall furnish Tenant with copies of all notices relating to, or otherwise affecting, the Premises which Landlord receives from Overlandlord promptly after receipt by Overlandlord (other than notices received by Landlord with respect to additional rent, which shall be furnished to Tenant in accordance with the provisions of Section 4.6(b) hereof).

14.     Subordination; Quiet Enjoyment.

14.1   Subordination. As required by Section 9.09(c) of the Overlease, Tenant agrees to the following:

this Sublease is subject and subordinate to the Overlease and to the matters to which the Overlease is or shall be subordinate, and that in the event of termination, re-entry or dispossess by Overlandlord under the Overlease, Overlandlord may, at its option, take over all of the right, title an interest of Landlord, as sublessor, under this Sublease, and Tenant, as subtenant shall, at Overlandlord's option, attorn to Overlandlord pursuant to the then executory provisions of this

Sublease except that Overlandlord shall not (i) be liable for any previous act or omission of Landlord (as sublandlord) under such sublease, (ii) be subject to any offset, not expressly provided in this Sublease, which theretofore accrued to Tenant (as subtenant) against Landlord (as sublandlord), or (iii) be bound by any previous modification of this Sublease or by any previous prepayment of more than one month's rent.

14.2  Quiet Enjoyment. Landlord covenants and agrees that upon Tenant paying the Rent and observing and performing all the terms, covenants and conditions under this Sublease on Tenant's part to be observed and performed, Tenant shall peaceably and quietly enjoy the Premises, without hindrance or molestation, subject, nevertheless, to the terms and conditions of this Sublease, the Overlease and to any encumbrance to which the Overlease is subject including, without limitation, any mortgages or ground leases entered into at any time.

15.     Assignment and Subleasing.

15.1   Prohibition. Tenant shall not (a) assign this Sublease, (b) permit this Sublease to be assigned by operation of law or otherwise, (c) sublease the Premises in whole or in part, (d) permit the Premises or any desk space therein to be occupied by any person(s) other than Tenant or a Tenant Affiliate, or (e) pledge or encumber this Sublease, the term and estate hereby granted or the rentals hereunder, without first obtaining in each instance Overlandlord's written consent, and Landlord's written consent (which consent Landlord shall grant or withhold in accordance with the following provisions of this Section 15). The foregoing restriction and the provisions of Section 15.2 and Section 15.7 shall not apply to assignments, subleases, or desk space agreements with a Tenant Affiliate (as such teem is hereinafter defined) but only for so long as such party remains a Tenant Affiliate. Except to the extent, if any, that Overlandlord's consent is required in accordance with the provisions of the Overlease, the foregoing provisions of clauses (a) and (b) hereof shall not apply to (1) a Corporate Transaction as described in Section 9.11(b) of the Overlease provided that each of the conditions provided therein are satisfied and the Sufficient Net Worth condition shall be deemed satisfied if the entity to which it is to be applied has a net worth (i.e. for purposes hereof, shareholder's equity), computed in accordance with generally accepted accounting principles, consistently applied, that is equal to or greater than $415,000,000 or (2) arrangements described in Section 9.15 of the Overlease provided that each of the conditions provided therein are satisfied and only to the extent that Overlandlord has consented in Overlandlord's Consent to the application of Section 9.15 of the Overlease to Tenant. For purposes of this Section 15.1, as used herein, "Affiliate" shall mean a person or business entity, corporate or otherwise, that, through one or more intermediaries, controls or is controlled by, or is under common control with Tenant. The term "control" means the possession, directly or indirectly, of the right and power to direct or cause the direction of the management and policies of a person or entity (in contrast to day-to-day management activities), whether through ownership of voting equity interests, as trustee or executor, by contract or credit arrangements or otherwise. A modification, amendment or extension of a sublease or assignment that has a material affect on the rights or obligations of the parties to the sublease or assignment shall be deemed a new sublease or assignment to which the provisions of this Section 15.1 shall apply.

15.2   Recapture. Tenant acknowledges that pursuant to Section 9.16 of the Overlease, the request of Tenant for consent to an assignment or sublease may trigger Landlord's Option (as defined in the Overlease) which in certain circumstances would allow Overlandlord to terminate this Sublease in its entirety or just with respect to the space to be subleased. If Overlandlord does not exercise Landlord's Option, then Landlord will also have the same rights as Overlandlord to exercise Landlord's Option as if Landlord were the Landlord under the Overlease except that the time frame for Landlord to exercise Landlord's Option shall be five (5) Business Days after expiration of Landlord's Option.

15.3   Consent Conditions. If (i) neither Overlandlord nor Landlord has exercised Landlord's Option, (ii) Overlandlord has consented to the proposed assignment or Sublease (if consent is required under the Overlease) and (iii) Tenant is not in default of any of Tenant's obligations under this Sublease following applicable notice, then Landlord's consent (which must be in writing and in form reasonably satisfactory to Landlord) to the proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed. In determining whether to grant such consent, Landlord will determine whether the following conditions have been met or waived, in writing:

(a)    Tenant shall have thereafter submitted to Landlord (i) a conformed or photostatic copy of the proposed assignment or sublease (and all ancillary documents to be executed in connection with or with respect to or modifying such proposed assignment or sublease), the effective or commencement date of which shall be at least thirty (30) days after the giving of such notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, (iii) current financial information with respect to the proposed assignee or subtenant including, without limitation, its most recent certified financial statement and (iv) such other information as Landlord may reasonably request; So long as Landlord occupies space in the Building, the proposed subtenant or assignee is a responsible party whose reputation is reasonably satisfactory to Landlord;

(b)    The proposed subtenant or assignee has the financial net worth, credit and financial position to discharge its obligations under the proposed sublease or assignment and is not facing pending entity-wide financial difficulty that jeopardizes the continuing viability of such entity as reasonably determined by Landlord;

(c)    The proposed assignment or sublease shall prohibit use of the Premises for any purpose other than the purposes specifically permitted under Section 6 of this Sublease;

(d)    Provided that Landlord shall have, or within six (6) months thereafter, reasonably anticipates having (based upon anticipated expiration or restructuring of existing leases) comparable space in the Building available for sublease, the proposed assignee or sublessee is not a person with whom Landlord is then or was during the prior six (6) months, negotiating to sublease space in the Building from Landlord;

(e)    The form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Section 15;

(f)     Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to and approval by Landlord, which approval shall not be unreasonably withheld, nor shall any advertisement state the name (as distinguished from the address) of the Building or the proposed rental and no such advertisement shall be permitted if the consent of Overlandlord is required, unless such consent is obtained in writing with a copy delivered to Landlord;

(g)    There shall not be more than four (4) entities (including Tenant) occupying the Premises at any time;

(h)    The sublease shall not allow the use of the Premises by, nor shall the assignment be to, a foreign or domestic government or governmental agency; and

(j) In the case of an assignment, the assignee shall have executed and delivered to Landlord an instrument in form reasonably satisfactory to Landlord assuming all of the covenants and obligations of Tenant hereunder from and after the effective date of the assignment.

Regardless of whether consent is granted to a proposed assignment or sublease, Tenant shall reimburse Landlord on demand for any reasonable out-of-pocket costs that may be incurred by Landlord in connection with said proposed assignment or sublease including, without limitation (1) all payments due to the Overlandlord under the Overlease with regard to such proposed assignment or sublease, (2) the reasonable out-of-pocket costs of making investigations as to the acceptability of the proposed assignee or subtenant, and (3) reasonable outside counsel costs incurred in connection with the granting of any requested consent, and no Landlord consent to an assignment or sublease shall be effective until and unless all such costs have been reimbursed to Landlord.

15.4   Lapse. In the event that Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within ninety (90) days after the giving of such consent, then, Tenant shall again be required to obtain Landlord's consent to the assignment or sublease pursuant to Section 15.2 of this Sublease before assigning this Sublease or subletting all or part of the Premises.

15.5   General Sublease Terms. With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Sublease, it is further agreed:

(a)    No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the expiration date of this Sublease.

(b)    No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease (and all ancillary documents executed in connection with, with respect to or modifying such sublease) has been delivered to Landlord.

(c)    Each sublease shall provide that it is subject and subordinate to this Sublease and to any matters to which this Sublease is or shall be subordinate, and that in the event of termination, reentry or dispossess by Landlord under this Sublease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (iii) bound by any previous modification of such sublease made without the written consent of Landlord or by any previous prepayment of more than one (1) month's rent, (iv) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant on account thereof, (v) responsible for any monies owing by Tenant to the credit of the subtenant or (vi) required to remove any person occupying the Premises or any part thereof

(d)    Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the Premises, in whole or in part, without Landlord's consent which consent shall not be unreasonably withheld, conditioned, or delayed (using the same criteria as set forth in Section 15.3) and without Overlandlord's consent if required under the Overlease.

15.6   Miscellaneous. Tenant shall be solely responsible for all costs required to be paid to Overlandlord pursuant to the terms of the Overlease in connection with the review, consideration and documentation of any sublease or assignment proposed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Sublease or to be a consent to any subletting, assignment, mortgage or other encumbrance. Consent to one sublease shall not be deemed to constitute consent to any subsequent attempted sublease. Each subletting shall be subject to all of the covenants, agreements, teens, provisions and conditions contained in this Sublease. Notwithstanding any such subletting to Landlord or any such subletting to any other subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Fixed Rent and additional rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Sublease on the part of Tenant to be performed and all acts and omissions of any licensee of Tenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Sublease, and any such violation shall be deemed to be a violation by Tenant. Tenant further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by Tenant or any person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Section. If Landlord shall decline to give its consent to any proposed assignment or sublease in circumstances where it has been determined that Landlord had the right to do so under this Sublease, then Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including, but not limited to, reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers, finders or other persons claiming a commission, finder's fee or similar compensation in connection with the proposed assignment or sublease. If this Sublease is assigned, or if the Premises or any part thereof is subleased or occupied by anybody other than Tenant, Landlord may, after default by Tenant beyond applicable notice and grace periods expressly provided for in this Sublease, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved, but no assignment, subleasing, occupancy or collection shall be deemed a waiver of the provisions of this Sublease, the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained in this Sublease.

15.7   Additional Charges. If Landlord shall give its consent to any assignment of this Sublease or to any sublease (other than an assignment or sublease pursuant to Section 15.1 of this Sublease for which Landlord's consent is not required), Tenant shall in consideration therefor, pay to Landlord, as additional rent, seventy-five (75%) percent of the amount Landlord would be required to pay to Overlandlord under Section 9.10 of the Overlease had Landlord assigned the Overlease or subleased the premises to be subleased by Tenant and had incurred the costs incurred by Tenant ("Profit"). Tenant acknowledges that Landlord is obligated under the Overlease to pay to Overlandlord fifty (50%) of such Profit thereby leaving the balance - 50% - to be shared equally by Landlord and Tenant. The sums payable under this Section 15.9 shall be paid to Landlord on or prior to the date on which the share of the Profit is due and payable by Landlord to Overlandlord under the Overlease. Tenant shall provide to Landlord all information regarding such assignment or sublease necessary to allow Landlord to comply with its obligations under Article 9 of the Overlease.

16.     Security Deposit.

16.1   Security Deposit. Within ten (10) days following the execution of this Sublease, Tenant shall deliver to Landlord, and Tenant shall thereafter maintain in effect at all times during the term hereof, as security for the faithful performance and observance by Tenant of all of the terms, covenants and conditions of this Sublease on Tenant's part to be performed and observed, a clean, unconditional, and irrevocable letter of credit in the amount of $1,026,445.00 (i.e. three months rent) subject to the Reduction Rights (as defined below in this Section), substantially in the form annexed hereto as Exhibit C modified to reflect that it (a) shall be drawable upon presentation of documents to effect a draw (including a copy of the letter of credit) by facsimile, (b) shall allow for partial draws, and (c) shall be transferable. Tenant shall use reasonable efforts to have the letter of credit also provide that it shall be drawable on site draft only and shall provide that all bank fees shall be on account of applicant, other than a transfer fee.

Such letter of credit shall be issued by either US Bank National Association (so long as there has not been a material adverse change to the financial condition of such entity after the Effective Date) or a banking corporation (other than JPMorgan Chase & Co or any of its affiliates) that is satisfactory to Landlord in Landlord's good faith business judgment. In addition, such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Landlord given not less than thirty (30) days prior to the expiration thereof. Tenant shall, throughout the term of this Sublease, deliver to Landlord, in the event of the termination of any such letter of credit, or at Landlord's request, in the event the issuing bank of such letter of credit is downgraded to a point where it is no longer reasonably satisfactory to Landlord, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is herein called a "Security Letter") no later than ten (10) days following notice from Landlord of such event. The term of each such Security Letter shall be not less than one (1) year and shall be automatically renewable from year to year as aforesaid. Notwithstanding the foregoing, if Landlord shall elect, in its sole discretion, to accept a Security Letter which is subject to a final expiration date, Tenant shall deliver a replacement of or amendment to such Security Letter no later than thirty (30) days prior to such final expiration date, and the final Security Letter delivered to Landlord pursuant to this Section 16.1 shall have a final expiration date occurring not earlier than one hundred twenty (120) days following the Sublease Expiration Date. If Tenant shall fail to obtain any replacement of or amendment to a Security Letter within any of the applicable time limits set forth in this Section 16.1, Tenant shall be in default of its obligations under this Section 16 and Landlord shall have the right (but not the obligation), at its option, to draw down the full amount of the existing Security Letter and use, apply and retain the same as security hereunder, and notwithstanding such draw by Landlord, Landlord shall have the right (but not the obligation), at its option, to give written notice to Tenant stating that such failure by Tenant to deliver such replacement of or amendment to the Security Letter constitutes a continuing default by Tenant of its obligations under this Section 16, and in the event that Tenant shall not have delivered such replacement or amendment to Landlord within sixty (60) days after Tenant's receipt of such notice, Landlord may give to Tenant a notice of intention to end the term of this Sublease at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days this Sublease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day was the day herein definitely fixed for the end and expiration of this Sublease, but Tenant shall remain liable for damages as provided in this Sublease and in the Overlease (to the extent that the provisions of the Overlease have been incorporated herein by reference). Upon delivery to Landlord of any such replacement of or amendment to the Security Letter within the sixty (60) day period described in the preceding sentence, such default shall be deemed cured and Landlord, simultaneously with such delivery, shall return to Tenant (or, at Tenant's request, to the bank issuing such replacement or amended Security Letter) the proceeds of the Security Letter which had been drawn by Landlord pursuant to the preceding sentence (or any balance thereof to which Tenant is entitled). Notwithstanding anything contained herein to the contrary, at any time on or after the third (3rd) anniversary of the Sublease Rent Commencement Date, Tenant shall have the right to reduce the amount of the Security Letter (the "Reduction Right") by (a) causing an amendment to the Security Letter to reduce the amount thereof to $684,297.00 or (b) delivering a substitute clean, unconditional and irrevocable letter of credit to Landlord in the amount of to $684,297.00, satisfying the requirements of a Security Letter set forth above and otherwise reasonably satisfactory to Landlord and issued by a banking corporation (other than JPMorgan Chase & Co or any of its affiliates) that is satisfactory to Landlord in Landlord's good faith business judgment and has its principal place of business in the Borough of Manhattan, City and County of New York (the team "Security Letter" shall include such amended or substitute letter of credit) provided the following conditions are satisfied at the time Tenant seeks to take either such action: (i) Tenant shall not have been, at any time previously, in default after applicable notice from Landlord and expiration of any applicable cure period, in each case, as expressly provided in this Sublease, of any of the monetary or material non-monetary terns, conditions or covenants of this Sublease on its part to be performed, (ii) none of the of the circumstances set forth in Section 25.01 of the Overlease shall have occurred with respect to Tenant with or without the acquiescence of Tenant and shall remain applicable at such time, and (iii) Tenant, at such time, shall have a net worth (i.e. for purposes hereof, shareholder's equity), computed in accordance with generally accepted accounting principles, consistently applied, that is equal to or greater than $415,000,000. Upon receipt of the substitute letter of credit delivered in compliance with all the provisions of this Section 16.1, Landlord shall return the Security Letter it then holds to Tenant.

16.2   If Tenant defaults in respect of the full and prompt payment and performance of any of the terms, provisions, covenants and conditions of this Sublease beyond notice (the delivery of which shall not be required for purposes of this Section 16.2 if Landlord is prevented or prohibited from delivering the same under applicable law, including, but not limited to, applicable bankruptcy and insolvency law) and the expiration of any applicable cure periods (except that no notice and cure period shall be required for purposes of this Section 16.2 with respect to any default by Tenant hereunder if, at the time of such default, any of the events set forth in Section 25.01 of the Overlease shall have occurred with respect to Tenant with or without the acquiescence of Tenant) including, without limitation, the payment of Fixed Rent and additional rent, Landlord may, at its election (but shall not be obligated to), draw down the entire Security Letter or any portion thereof and use, apply or retain the whole or any part of the security represented by the Security Letter to the extent required for the payment of: (a) Fixed Rent, additional rent or any other sum as to which Tenant is in default, (b) any sum which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, provisions, covenants, and conditions of this Sublease including, without limitation, any reletting costs or expenses (including, without limitation, any free rent, tenant improvement allowance, leasing commissions, third-party attorneys' fees, costs and expenses, and other fees, costs and expenses relating to the reletting of all or any portion of the Premises), (c) any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord, or (d) any damages awarded to Landlord in accordance with the terms and conditions of this Sublease or otherwise, it being understood that any use of the whole or any part of the security represented by the Security Letter shall not constitute a bar or defense to any of Landlord's other remedies under this Sublease or any law, rule or regulation including, without limitation, Landlord's right to assert a claim against Tenant under 11 U.S.C. §502(b)(6) or any other provision of title 11 of  the United States Code (the "Bankruptcy Code"). To insure that Landlord may utilize the security represented by the Security Letter in the manner, for the purpose, and to the extent provided in this Section 16, each Security Letter shall provide that the full amount or any portion thereof may be drawn down by Landlord upon the presentation to the issuing bank (or the advising bank, if applicable) of Landlord's draft drawn on the issuing bank (or the advising bank, if applicable) without accompanying memoranda or statement of beneficiary. In no event shall the Security Letter require Landlord to submit evidence to the issuing (or advising) bank of the truth or accuracy of any such written statement and in no event shall the issuing bank or Tenant have the right to dispute the truth or accuracy of any such statement nor shall the issuing (or advising) bank have the right to review the applicable provisions of this Sublease. In no event and under no circumstance shall the draw down on or use of any amounts under the Security Letter constitute a basis or defense to the exercise of any other of Landlord's rights and remedies under this Sublease or under any law, rule or regulation including, without limitation, Landlord's right to assert a claim against Tenant under 11 U.S.C. §502(b)(6) of the Bankruptcy Code, or any other provision of the Bankruptcy Code.

16.3   If Tenant defaults in respect of any of the terms, provisions, covenants and conditions of this Sublease beyond notice and the expiration of any applicable cure periods (except to the extent that such notice and cure periods are not applicable pursuant to Section 16.2 of this Sublease) and Landlord utilizes all or any part of the security represented by the Security Letter but does not terminate this Sublease as provided in Article 25 of the Overlease (as incorporated herein by reference), Landlord may, in addition to exercising its rights as provided in Section 16.2 of this Sublease, retain the unapplied and unused balance of the portion of the Security Letter drawn down by Landlord (herein called the "Cash Security") as security for the faithful performance and observance by Tenant thereafter of the terms, provisions, and conditions of this Sublease, and may use, apply, or retain the whole or any part of said Cash Security to the extent required for payment of Fixed Rent, additional rent, or any other sum as to which Tenant is in default or for any sum which Landlord may expend or be required to expend by reason of Tenant's default in respect of any of the terms, covenants, and conditions of this Sublease. In the event Landlord uses, applies or retains any portion or all of the security represented by the Security Letter, Tenant shall forthwith restore the amount so used, applied or retained (at Landlord's option, either by the deposit with Landlord of cash or the provision of a replacement Security Letter) so that at all times the amount of the security represented by the Security Letter and the Cash Security (if any) shall be not less than the security required by Section 16.1 of this Sublease, failing which Tenant shall be in default of its obligations under this Section 16 and Landlord shall have the same rights and remedies as for the non-payment of Fixed Rent beyond the applicable grace period.

16.4   If Tenant shall fully and faithfully comply with all of Tenant's covenants and obligations under this Sublease, the Security Letter and the Cash Security (if any) shall be returned to Tenant within thirty (30) days after both (i) the expiration or early termination of this Sublease and (ii) the delivery to Landlord of entire possession of the Premises as provided in this Sublease; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder. In the event of any sale, transfer or leasing of Landlord's interest in the Premises, Landlord shall have the right to transfer the Security Letter and the Cash Security (if any) to the vendee, transferee or lessee or, in the alternative, to require Tenant to deliver a replacement Security Letter naming the new landlord as beneficiary, and, upon such delivery by Tenant of such replacement Security Letter, Landlord shall return the existing Security Letter to Tenant. Upon such transfer or return of the Security Letter and the Cash Security (if any), Landlord shall thereupon be released by Tenant from all liability for the return thereof, and Tenant shall look solely to the new landlord for the return of the same. The provisions of the preceding sentence shall apply to every subsequent sale, transfer or leasing of the Premises by any successor landlord, and any successor (immediate or remote) of Landlord may, upon a sale, transfer, leasing or other cessation of the interest of such successor in the Premises, whether in whole or in part, transfer the Security Letter and the Cash Security (if any) to any vendee, transferee or lessee of the Building (or require Tenant to deliver a replacement Security Letter as hereinabove set forth) and shall thereupon be relieved of all liability with respect thereto. Except in connection with a permitted assignment of this Sublease, Tenant shall not assign or encumber or attempt to assign or encumber the security represented by the Security Letter, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In any event, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the security represented by the Security Letter, Landlord may return the Security Letter to the original Tenant regardless of one or more assignments of this Sublease.

16.5   Neither the Security Letter, any proceeds therefrom or the Cash Security, if any, shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Landlord's damages or constitute a bar or defense to any of the Landlord's other remedies under this Sublease or at law or in equity upon Tenant's default.

16.6   As a material inducement to Landlord to enter into this Sublease, Tenant hereby acknowledges and agrees that the Security Letter and the proceeds thereof (including, without limitation, any Cash Security created by the draw down of all or any portion of the Security Letter) and the obligation to make available or pay to Landlord all or a portion thereof in satisfaction of any obligation of Tenant under this Sublease, shall be deemed third-party obligations and not the obligation of Tenant hereunder. Tenant hereby acknowledges and agrees that the Security Letter (and any Cash Security created by the draw down of all or any portion of the Security Letter) held by Landlord does not and shall not constitute property of the estate of Tenant within the meaning of Section 541 of the Bankruptcy Code, or substantially similar provisions of state law. Therefore, when dealing with the Security Letter or any of the aforesaid Cash Security, Tenant hereby acknowledges and agrees that no approval shall be required of any court with jurisdiction over any case in which Tenant or any affiliate of Tenant is a debtor. Tenant hereby waives any provision of the Bankruptcy Code necessary to invoke the foregoing including, without limitation, Sections 105 and 362 of the Bankruptcy Code, and waives any right to defend against any motion for relief from the automatic stay that may be filed by Landlord. Accordingly, the Security Letter and the proceeds thereof (including, without limitation, any Cash Security created by the draw down of all or any portion of the Security Letter) and the obligation to make available or pay to Landlord all or a portion thereof in satisfaction of any obligation of Tenant under this Sublease (a) shall not be subject to any limitation on damages contained in Section 502(b)(6) of the Bankruptcy Code or any other limitation on damages that may apply under any federal, state or local law, rule or regulation in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant, (b) shall not diminish or be offset against any amounts that Landlord would be able to claim against Tenant pursuant to 11 U.S.C. §502(b)(6) as if no Security Letter existed, and (c)  may be relied on by Landlord in the event of an assignment of this Sublease that is not expressly in accordance with the terms of this Sublease even if such assignment has been authorized and approved by a court exercising jurisdiction in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Tenant.

17.     Miscellaneous.

17.1   Form of Notice. All notices, demands, requests, consents and other communications hereunder to either party shall be in writing only and shall be given or made by (a) first class certified or registered mail, return receipt requested, postage prepaid, (b) Federal Express or other nationally recognized overnight mail carrier, postage prepaid, (c) as between Landlord and Tenant, personal delivery against receipt or affidavit of service, in each case to such party at its respective address set forth below or otherwise specified by written notice to the other party given in accordance with this Section 17.1. Notices shall be deemed delivered (i) on the next Business Day if delivered by overnight mail, (ii) on the third Business Day after depositing the same with the United States mail if delivered by first class certified or registered mail and (iii) on the same Business Day if delivered by personal delivery prior to 2pm local time on a Business Day.

Either party may, by notice as aforesaid, designate a different addressee(s) and/or address(es) for notices intended for it.

Landlord:

The Bear Stearns Companies LLC

1111 Polaris Parkway, Suite 1J

Mail Code OH-0241

Columbus, Ohio 43240

Attn: Lease Administration Manager

With Copies to:

JPMorgan Chase

270 Park Avenue

New York, NY 10017

Attn: Head of Real Estate

and

JPMorgan Chase Legal

245 Park Avenue

New York, NY 10167

Attn: Real Estate Counsel

and:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, New York 10022

Attention: Dean Stiffle

Tenant:

Stifel, Nicolaus and Company, Incorporated

501 N. Broadway

St. Louis, MO 63102

Attn: James M. Zemlyak, EVP, Co-COO

and

Stifel, Nicolaus and Company, Incorporated

237 Park Avenue, 8th Floor

New York, New York 10167

Attn: Branch Manager

17.2   Waiver of Right to Jury Trial. Landlord and Tenant hereby mutually waive, to the extent permitted by law, the right to a jury trial in any action or legal proceeding between the parties arising out of this Sublease or Tenant's occupancy of the Premises.

17.3 Integration; Successors and Assigns, etc. This Sublease (including the Exhibits hereto which are hereby made a part hereof) contains the entire agreement between the parties, and any agreement hereafter made shall be ineffective to change, modify or discharge it in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification or discharge is sought. This Sublease shall bind and inure to the benefit of the parties hereto and their respective successors and, subject to the provisions of Section 15 of this Sublease, their respective assigns.

17.4   Brokerage. Each party represents and warrants to the other that it has not dealt with any broker, agent, salesperson, real estate consultant or finder in connection with this Sublease, other than Cushman & Wakefield, Inc. and Grubb & Ellis New York, Inc. (the "Brokers"). Tenant agrees to indemnify and hold Landlord harmless against and from any and all claims for any brokerage commissions made by any brokers or agents claiming representation of Tenant other than the Brokers, and all costs, expenses and liabilities in connection therewith including, without limitation, third-party attorneys' fees and expenses, arising from any breach by Tenant of the foregoing representation and warranty made by it. Landlord agrees to indemnify and hold Tenant harmless against and from any and all claims for any brokerage commissions made by any brokers or agents claiming representation of Landlord other than the Brokers, and all costs, expenses and liabilities in connection therewith including, without limitation, third-party attorneys' fees and expenses, arising from any breach by Landlord of the foregoing representation and warranty made by it. Landlord shall pay the Brokers any commission which may be due to them in connection with this Sublease pursuant to a separate agreement and Tenant shall have no obligations with respect thereto. The provisions of this Section 17.4 shall survive the expiration or earlier termination of this Sublease.

17.5   Memorandum of Lease. Neither Landlord nor Tenant shall execute a memorandum of this Sublease for the purpose of recording without the consent of both Landlord and Tenant.

17.6   Time of Essence. Time is of essence in respect of each and every term, covenant and condition of this Sublease.

17.7   Governing Law; Consent to Jurisdiction. This Sublease shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. To the fullest extent permitted by law, Landlord and Tenant hereby unconditionally and irrevocably waive any claims to assert that the law of any other jurisdiction governs this Sublease and agree that this Sublease shall be governed by and construed in accordance with the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law. Any legal suit, action or proceeding against Tenant or Landlord arising out of or relating to this Sublease may be instituted in any federal or state court in New York, New York, pursuant to Section 5-1402 of the New York General Obligations Law, and Landlord and Tenant hereby waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding including, without limitation, any claim of forum non conveniens pursuant to any rule of common law and/or any applicable federal or state statute, law or provision, and Landlord and Tenant hereby irrevocably submit to the jurisdiction of any such court in any suit, action or proceeding.

17.8   Severability. If any of the provisions of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

17.9   Representations and Warranties of Tenant and Landlord.

(a)    Tenant hereby represents and warrants to Landlord that (i) each person signing this Sublease on behalf of Tenant is duly authorized to execute and deliver this Sublease on behalf of Tenant and (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized in accordance with the relevant organizational documents of Tenant.

(b)    Landlord hereby represents and warrants to Tenant that as of the date of this Sublease (i) the person signing this Sublease on behalf of Landlord is duly authorized to execute and deliver this Sublease on behalf of Landlord, (ii) the execution, delivery and performance of this Sublease has been duly and validly authorized by Landlord, (iii) the Overlease is in full force and effect, (iv) none of the circumstances described in Section 25.02 (Conditions of Limitation) have occurred and remain uncured (e.g. failure to comply with a provision of the Overlease after notice from Overlandlord and expiration of applicable cure period) and (v) Landlord has not delivered a written notice of default to Overlandlord with regard to the Premises that remains uncured.

18.     Effectiveness; Recognition Agreement.

18.1 This Sublease is expressly conditioned upon Overlandlord's written consent thereto substantially the same as the form attached hereto as Exhibit F but subject to the modifications provided in Section 18.3 ("Overlandlord's Consent"), and other than the provisions of this Section and Section 17.4, this Sublease shall not take effect unless and until Overlandlord's Consent has been obtained. Promptly following delivery of an executed version of this Sublease by Tenant, Landlord shall request Overlandlord's Consent thereto and shall use commercially reasonable efforts to obtain such Overlandlord's Consent; provided, however, Landlord shall have no liability to Tenant in the event that Overlandlord does not give Overlandlord's Consent and Landlord shall not be required to pay any consideration to Overlandlord in order to obtain such Overlandlord's Consent in excess of fees and reimbursements expressly provided for in the Overlease (such excess, ("Additional Compensation"), or to commence a legal proceeding against Overlandlord. If Overlandlord requests or requires to be paid Additional Compensation in order to obtain such Overlandlord's Consent and Landlord elects not to pay the same, Landlord shall notify Tenant and Tenant shall have the right, but not the obligation, to pay such Additional Compensation within ten (10) Business Days after Landlord's notice to Tenant that Landlord has elected not to pay same. Tenant shall use commercially reasonable efforts to furnish all reasonably requested information and documentation within Tenant's possession or control reasonably requested by Overlandlord pursuant to Article 9 of the Overlease in evaluating the request for Overlandlord's Consent.

18.2 If Overlandlord's Consent is not obtained within sixty (60) days after the Effective Date, then Tenant may terminate this Sublease upon written notice to Landlord delivered at any time prior to either Landlord or Tenant obtaining Overlandlord's Consent. If Overlandlord's Consent is not obtained within ninety (90) days after the Effective Date, then Landlord may terminate this Sublease upon written notice to Tenant delivered at any time prior to either Landlord or Tenant obtaining Overlandlord's Consent.

18.3 Overlandlord's Consent shall be on Overlandlord's standard form as attached hereto as Exhibit F modified to include the following: (a) permission for Tenant's particular use as a (i) general, administrative or executive offices and/or (ii) operation of an investment film and/or financial services firm including, without limitation, the operation of a stock brokerage office provided however, Tenant's business at the Premises shall not primarily and regularly consist of off-the-street, in-person retail sales to the general public; (b) application of the Section 9.15 (desk use) of the Overlease for the benefit of Tenant, (c) permission for Tenant to install a sign setting forth Tenant's name and logo on each entry door to the Premises; (d) a waiver of rights of subrogation against Tenant, (e) consent of Overlandlord to the use of the Telecommunications Conduit, if required under the Overlease, and (f) such other changes as are reasonably requested by Overlandlord, Landlord or Tenant. If such items are not contained in the Overlandlord's Consent, then the Overlandlord's Consent shall not be deemed obtained, and Tenant may, at its option, terminate this Sublease as provided above.

18.4 Notwithstanding Overlandlord's initial rejection of Landlord's request for an NDA (as defined below) for the benefit of Tenant, Landlord agrees to use commercially reasonable efforts (which shall consist of a second written email request and one follow up telephone call with Overlandlord or its counsel) to obtain along with Overlandlord's Consent, Overlandlord's customary non-disturbance or recognition agreement for the benefit of Tenant which, among other matters, may require Tenant to pay rent to the Overlandlord at rates applicable to Landlord under the Overlease in the event of a termination of this Sublease and recognition of Tenant (an "NDA") provided, however, Landlord shall not be required to pay any consideration to Overlandlord in order to obtain such NDA, to amend the Overlease in a manner that Landlord in good faith determines materially impairs Landlord's rights or increases Landlord's obligations under the Overlease, to enter into any other agreement with Overlandlord or to take any efforts beyond those described in the parenthetical above in this sentence). If Tenant elects to enter into an NDA with Overlandlord, Tenant shall pay all fees and reimbursements charged by Overlandlord for such NDA. It shall not be a condition of the effectiveness of this Sublease that Landlord deliver an NDA from Overlandlord or that Tenant and Overlandlord enter into an NDA at any time, and Landlord shall not be liable to Tenant if such NDA is not tendered or entered into , nor will such failure entitle to any credit or offset against amounts due under this Sublease.

19.     Tenant's Alterations. Tenant shall not perform or cause to be performed any "Tenant's Changes" (as defined in the Overlease) in or to the Premises, including any Tenant's Work without the prior written consent of Overlandlord (if such is required under the Overlease) and the prior written consent of Landlord, such consent of Landlord not to be unreasonably withheld.

20.     Tenant's Work; Work Allowance.

20.1   Work Allowance. Tenant shall, at its sole cost and expense except as set forth to the contrary in this Section 20, perform all work necessary or desirable by Tenant to prepare the Premises for its occupancy in accordance with detailed dimensioned coordinated plans and specifications, including layout, architectural, mechanical, electrical, plumbing and structural drawings, to be submitted by Tenant to Landlord for Landlord's and Overlandlord's written approval, which approval shall be governed by the provisions of the Overlease as incorporated herein by reference including, without limitation, the provisions of Article 13 thereof relating to the performance of Tenant Changes (such work being referred to herein as "Tenant's Work"). In connection therewith, Landlord shall give Tenant a cash work allowance (the "Work Allowance"), of EIGHT HUNDRED SEVENTY-NINE THOUSAND EIGHT HUNDRED TEN and 00/100 ($879,810.00) DOLLARS ($15.00 x 58,654, which is the agreed upon rentable square feet comprising the Premises and which is not subject to adjustment), which Work Allowance shall be applied solely against the cost and expense of the actual construction work performed by Tenant in connection with Tenant's Work in the Premises ("Hard Costs"); provided that Tenant may use up to $263,943.00 (i.e. thirty (30%) percent of the Work Allowance for design consultants, architect's and engineering fees or other so-called "soft" costs incurred by Tenant in connection with the performance of Tenant's Work (collectively, "Soft Costs"). In the event that the Hard Costs and Soft Costs shall exceed the aggregate amount of the Work Allowance, Tenant shall be entirely responsible for such excess. To the extent that the Work Allowance has not been fully applied by the first (1st) anniversary of the Sublease Commencement Date, then Tenant may apply such unapplied balance, to the extent not in excess of the sum of $263,943.00 as a credit against then ensuing installments of Fixed Rent and the extent the unapplied balance of the Tenant's Work Allowance is in excess of such sum, Landlord shall have no further obligation to disburse such excess, Tenant shall not be entitled to any further credit against Rent, and Tenant shall have waived its rights to such unused excess.

20.2   Procedure.

(a)    Provided that Tenant is not then in default hereunder after notice from Landlord, Work Allowance (to the extent not previously paid pursuant to Section 20.2(b) below) shall be paid to Tenant upon the later of (i) the Sublease Rent Commencement Date and (ii) thirty (30) days following the later of substantial completion of Tenant's Work and the delivery by Tenant to Landlord of the following items: (1) paid invoices for all of Tenant's Work, (2) a certificate signed by Tenant's architect certifying that Tenant's Work has been satisfactorily completed in accordance with Tenant's approved final plans and specifications, (3) a certificate signed by Tenant listing all contractors retained directly by Tenant for the performance of Tenant's Work, (4) a certificate signed by Tenant's directly-retained contractor identifying all subcontractors and materialmen retained by, through or under them for the performance of Tenant's Work and the provision of materials in connection therewith, (5) lien waivers (in recordable form and form satisfactory to Landlord) from all contractors who shall have performed Tenant's Work or provided materials in connection therewith releasing Overlandlord, Landlord and Tenant for liability for the same, (6) all New York City Building Department sign-offs, inspection certificates and any permits required to be issued by any governmental entities having jurisdiction thereover and (7) any other information reasonably requested by Landlord. At any and all reasonable times during the progress of Tenant's Work, representatives of Overlandlord and Landlord shall have the right of access to the Premises and inspection thereof. Landlord shall incur no liability, obligation or responsibility to Tenant or any third party by reason of such access and inspection other than as a direct result of failing to discharge its obligation in the immediately following sentence. Landlord shall use commercially reasonable efforts consistent with good construction inspection practice to minimize any interference with the performance of Tenant's Work by reason of such access and/or inspection.

(b)    Notwithstanding Section 20.2(a), provided that Tenant is not then in default hereunder after notice from Landlord, then Tenant shall have the one-time right to request a progress payment from Landlord for an amount equal to ninety percent (90%) of the cost of a portion of Tenant's Work then completed in a accordance with the terms of this Sublease requested ("Progress Payment Work"), such amount ("Progress Payment Disbursement") to be payable by Landlord to Tenant within thirty (30) days following the delivery by Tenant to Landlord of all of the information referred to in Section 20.2(a) but only to the extent relating to the Progress Payment Work. The balance of the amount of the cost of the Progress Payment Work not paid pursuant to this Section 20.2(b) shall be paid by Landlord pursuant to Section 20.2(a). For avoidance of doubt, if there has been a default by Tenant under this Sublease, which default has been fully cured within the applicable cure period, if any, then from and after such cure, Tenant shall have the right to obtain the Progress Payment Disbursement provided all other conditions for such payment are satisfied in accordance with the Sublease.

20.3   No Third-Party Beneficiary. The Work Allowance is being given for the benefit of Tenant only. No third party shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the Work Allowance.

20.4   Space Plan. Attached hereto as Exhibit E, is a space plan depicting the improvements and standards to be installed in the Premises and Tenant's intended finishes (the "Space Plan"). Landlord shall not disapprove or request changes to the plans and specifications to be submitted by Tenant pursuant to Section 20 solely based on the layout, general nature of improvements, standards or finishes indicated on the Space Plan.

21.     No Personal Liability.

21.1   Notwithstanding anything contained herein to the contrary, Landlord shall look solely to the assets of Tenant to enforce Tenant's obligations hereunder and no partner, retired or withdrawn partner, shareholder, director, officer, principal, client, employee or agent, directly and indirectly, of Tenant (collectively, the "Tenant Exculpated Parties") shall be personally liable for the performance of Tenant's obligations under this Sublease. Landlord shall not seek any damages against any of the Tenant Exculpated Parties nor shall any file, record or work product of Tenant or any Tenant Exculpated Party be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Landlord's rights and remedies under or with respect to this Sublease. The limitation on the personal liability of the Tenant Exculpated Parties shall not in any manner constitute a waiver of or affect any of the obligations of Tenant under this Sublease, nor limit Landlord's rights to name any of the Tenant Exculpated Parties in any action or proceeding relating to this Sublease to the extent (but only to the extent) necessary to recover any judgment from Tenant or Tenant's assets or to recover possession of the Premises, provided that no such judgment shall be enforced against any of the Tenant Exculpated Parties. In furtherance of the foregoing, Landlord shall not have or benefit from any claim available to any creditor or trustee seeking any recovery from any Tenant Exculpated Party of any portion of any distribution made by Tenant to any such Tenant Exculpated Party consistent with Tenant's practices in the ordinary course consistent with historical practices, except to the extent of any assets of the Tenant fraudulently transferred to such Tenant Exculpated Party with the intent to deprive Landlord of the benefit of its bargain under this Sublease or illegally converted to such Tenant Exculpated Party's use.

21.2   Notwithstanding anything contained herein to the contrary, Tenant shall look solely to the assets of Landlord to enforce Landlord's obligations hereunder and no partner, retired or withdrawn partner, shareholder, director, officer, principal, client, employee or agent, directly and indirectly, of Landlord (collectively, the "Landlord Exculpated Parties") shall be personally liable for the performance of Landlord's obligations under this Sublease. Tenant shall not seek any damages against any of the Landlord Exculpated Parties nor shall any file, record or work product of Landlord or any Landlord Exculpated Party be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Tenant's rights and remedies under or with respect to this Sublease. The limitation on the personal liability of the Landlord Exculpated Parties shall not in any manner constitute a waiver of or affect any of the obligations of Landlord under this Sublease, nor limit Tenant's rights to name any of the Landlord Exculpated Parties in any action or proceeding relating to this Sublease to the extent (but only to the extent) necessary to recover any judgment from Landlord or Landlord's assets or to recover possession of the Premises, provided that no such judgment shall be enforced against any of the Landlord Exculpated Parties. In furtherance of the foregoing, Tenant shall not have or benefit from any claim available to any creditor or trustee seeking any recovery from any Landlord Exculpated Party of any portion of any distribution made by Landlord to any such Landlord Exculpated Party consistent with Landlord's practices in the ordinary course consistent with historical practices, except to the extent of any assets of Landlord fraudulently transferred to such Landlord Exculpated Party with the intent to deprive Tenant of the benefit of its bargain under this Sublease or illegally converted to such Landlord Exculpated Party's use.

22.     Supplemental Air Conditioning Units.

22.1   Additional AC Unit. Subject to Overlandlord's consent and Landlord's approval of final plans and specifications in connection therewith, Landlord hereby consents to the installation by Tenant of one (1) water-cooled, supplemental air-conditioning unit in the Premises (the "Additional AC Unit").

22.2   Condenser Water. Tenant shall pay to Landlord, on a straight pass-through basis without any profit or markup, the amounts charged by Overlandlord to Landlord for the condenser water used by the Additional AC Unit at the rates charged to Landlord by Overlandlord pursuant to the Overlease for condenser water consumed, together with any costs incurred by Landlord in connection with the maintenance, repair or necessary replacement of any meters currently serving the Premises. Landlord and Tenant agree that if at any time during the Term, Overlandlord is furnishing more than 100 tons of condenser water for supplemental air conditioning for the Overlease Premises pursuant to Article 17 of the Overlease (including amounts supplied to the Premises), then Tenant shall be responsible for the amounts charged by Overlandlord for such condenser water to the extent the aggregate condenser water supplied to Overlease Premises for supplemental air conditioning (including amounts supplied to the Premises and regardless of when the condenser water was first requested by Landlord or Tenant) exceeds 100 tons but not in excess of the number of tons of condenser water supplied to the Premises for the Additional AC Unit.

23.     LAN Room and Landlord's Access to the Premises. Notwithstanding anything to the contrary contained herein, Landlord shall have an easement to enter and use the LAN Room for the installation, maintenance, repair, replacement and vertical distribution of various types of cabling and wiring and any equipment that may be required in connection therewith ("Landlord LAN Room Rights") upon reasonable prior notice to Tenant, from time to time during the Term. Tenant shall permit Landlord, and Landlord's agents and contractors, reasonable access to the LAN Room during normal business hours upon no less than one (1) Business Day's notice. In addition, Landlord shall have an exclusive easement to maintain in place the existing conduits from the LAN Room to the Building's electrical closets. Landlord shall use commercially reasonable efforts to minimize any interference with the Tenant's use and occupancy of the Premises by reason of the exercise of Landlord's LAN Room Rights. Other than with regard to an emergency, Tenant shall have the right to require Landlord to perform installation of equipment, to perform maintenance or repair work, or to replace cabling, wiring or equipment, in the LAN Room outside of Tenant's normal business hours (which for the purpose of this Section shall be 9:00 am to 6:00 pm on Business Days.

24.     Use of Telecommunications Conduit. Subject to Overlandlord's consent (if required under the Overlease) and Landlord's approval of final plans and specifications in connection therewith, Landlord hereby consents to the use by Tenant of the Telecommunications Conduit for telecommunications purposes.

25.     Commercial Rent and Occupancy Tax. Tenant covenants and agrees that it will pay in a timely manner all New York City Commercial Rent and Occupancy Tax (and/or any successor or similar or dissimilar tax or imposition) payable with respect to the sums payable by Tenant hereunder, and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, suits, judgments, losses, costs, obligations, damages, expenses, interest and liabilities including, without limitation, reasonable attorneys' fees incurred by Landlord in connection with or arising from Tenant's failure to make any such payment.

26.     Counterparts. This Sublease may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto. The exchange of signature pages by facsimile or Portable Document Format (PDF) transmission shall constitute effective delivery of such signature pages and may be used in lieu of the original signature pages for all purposes.

27.     Hazardous Materials. It is acknowledged and agreed that Tenant shall have absolutely no liability, obligation or other responsibility to inspect, clean-up, remove or otherwise remediate the Premises or any adjacent area (or to reimburse Landlord for the same) respecting any Hazardous Materials or ACM that was (a) installed at, or released in, the Premises by Landlord or any of its contractors, employees, licensees or agents, or (b) in existence at the Premises at or before the Sublease Commencement Date other than (as to (b) only), (i) if the material or substance is first defined or classified as a Hazardous Material under a law, ordinance, rule or regulation first enacted, or pursuant to an amendment of same that is first enacted, after the Sublease Commencement Date or (ii) to the extent Tenant or any of its contractors, employees, licensees or agents handles, releases, transports or disposes of such Hazardous Material or ACM in violation of applicable law, ordinance, rule or regulation.

28.     Mutual Waiver. Under no circumstances shall either Landlord or Tenant be liable to the other under any theory of tort, contract, strict liability or other legal or equitable theory for any punitive, special, incidental, indirect or consequential damages, each of which is excluded by agreement of the parties regardless of whether or not any of the parties have been advised of the possibility of such damages; provided, however the foregoing waiver shall not apply to any amounts for which Landlord is liable to Overlandlord as a result of the failure of Tenant to surrender the Premises upon the expiration or earlier termination of the Term of this Sublease in the condition required by Section 5.2 hereof.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS THEREOF, this Sublease has been duly executed as of the day and year first above written.

LANDLORD:

THE BEAR STEARNS COMPANIES LLC,
a Delaware limited liability company

By:	/s/ George Ross
Name:	George Ross
Title

TENANT:

STIFEL, NICOLAUS & COMPANY
a Missouri corporation

By:	/s/ James M. Zemlyak
Name:	James M. Zemlyak
Title:	EVP and Co-Chief Operating Officer

List of Exhibits

Exhibit A	Floor Plans
Exhibit B	Furniture Schedule
Exhibit C	Form of Letter of Credit
Exhibit D	Overlease
Exhibit E	Space Plan
Exhibit F	Form of Overlandlord Consent

The exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We will furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.